Exhibit 10.33

Private & Confidential

                             DATED 21 OCTOBER 2004

                    PENN PHARMACEUTICAL SERVICES LIMITED  (1)

                               PENN T LIMITED             (2)

                             CELGENE CORPORATION          (3)

                    PENN PHARMACEUTICALS HOLDINGS LIMITED (4)


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                          TECHNICAL SERVICES AGREEMENT
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                               ADDLESHAW GODDARD

                                    CONTENTS

         CLAUSE                                                             PAGE

1        Interpretation........................................................2
2        Provision of Services.................................................8
3        Payment of the Fees and other payment matters........................11
4        Penn T Employees and the Premises....................................11
5        Order Process and Forecasting........................................12
6        Procurement and storage of Raw Materials, Consumables
           and Finished Products..............................................12
7        Manufacture, Testing and supply......................................13
8        Dispatch of Finished Products........................................14
9        Sub-contracting by PPSL..............................................16
10       Confidentiality and Data Protection..................................16
11       Publicity............................................................18
12       Provision of information and defects in Finished Product.............18
13       Records and reporting................................................19
14       Intellectual Property................................................20
15       Warranties and limitation of liability...............................21
16       Change Control.......................................................23
17       Insurance............................................................24
18       Step-In Rights.......................................................25
19       Duration.............................................................27
20       Termination..........................................................27
21       Supply after Termination and Termination Assistance..................29
22       Force majeure........................................................29
23       Assignment...........................................................30
24       Guarantee............................................................30
25       Notices..............................................................31
26       Waiver...............................................................31
27       Entire Agreement.....................................................31
28       Void provision.......................................................31
29       Variation............................................................31
30       Costs................................................................31
31       Third Party Rights...................................................32
32       Dispute Resolution Procedure.........................................32
33       Governing Law and Jurisdiction.......................................32
4        Quality Agreement
5        Part 1 -Trademarks
         Part 2 - Trademark Assignment

THIS AGREEMENT is executed and delivered as a deed on 21 October 2004

BETWEEN

(1) PENN PHARMACEUTICAL SERVICES LIMITED (registered in England and Wales, Company No. 1331447) whose registered office is at Units 23/24 Tafarnaubach Industrial Estate, Tredegar, Gwent, Wales, NP22 3AA
         (PPSL);

(2) PENN T LIMITED (registered in England and Wales, Company No. 4272045) whose registered office is at Units 23/24 Tafarnaubach Industrial Estate, Tredegar, Gwent, Wales, NP22 3AA (PENN T);

(3) CELGENE CORPORATION (registered in the State of Delaware), whose principal place of business is at 7 Powder Horn Drive, Warren, New Jersey 07059 USA; and

(4) PENN PHARMACEUTICALS HOLDINGS LTD (registered in England and Wales Company No. 04294120) whose registered office is at Units 23/24 Tafarnaubach Industrial Estate, Tredegar, Gwent, Wales, NP22 3AA
         (PPHL).

WHEREAS

(A) PPSL has knowledge, experience and regulatory approval to perform a wide variety of services to companies in the pharmaceutical industry, including but not limited to the manufacture, quality control, packaging and distribution of medicinal products and holds appropriate licences and authorisations to carry out such services;

(B) Penn T has a requirement, in relation to certain of its medicinal products, for the provision of such services.

(C) PPSL and Penn T have entered into this Agreement with the intent that PPSL shall provide certain services to Penn T upon and subject to the terms of this Agreement.

(D) This Agreement sets out the general provisions relating to the Services and the Technical Documents (as defined below) set out specific technical aspects of the Services required to manufacture particular formulations of Thalidomide.

IT IS AGREED as follows:

1        INTERPRETATION

1.1 In this Agreement the following capitalised terms shall save where the context otherwise requires, have the following meanings:

         AFFILIATE means, with respect to any party, any person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. A person or entity shall be deemed to control a corporation (or other entity) if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity) whether through the ownership of voting securities, by contract or otherwise

         API means the active pharmaceutical ingredient required to manufacture a formulation of Thalidomide

         AUDIT REPRESENTATIVES  means Penn T's appointed independent  accounting
         firm  and  any  other   technical  and   manufacturing   inspectors  or
         consultants which Penn T appoints from time to time

         BATCH means one (1) production lot of Finished Products

         BATCH RECORD means the document created as and after each Batch is manufactured that, if complete and accurate, reflects and incorporates all aspects of the Master Batch Formula, the Certificate of Analysis, and any MD Reports issued, with respect to such Batch

         BUDGETED FEES means the estimated annual costs to PPSL of providing the Services, apportioned to reflect the agreed percentage to be recharged to Penn T. The table of Budgeted Fees for the first Quarter of this Agreement is set forth in Appendix 1 to schedule 2

         CALENDAR QUARTER means a period of three (3) calendar months commencing on 1st January, 1st April, 1st July or 1st October as applicable save that the Parties agree that the first Calendar Quarter shall commence on the Commencement Date and end on the 31 Decemboer 2004

         CELGENE PHARMION AGREEMENT means the licence agreement dated 16 November 2001 between Celgene (1) Pharmion GmbH (2) and Pharmion Corp
         (3) (as amended and restated from time to time)

         CERTIFICATE OF ANALYSIS means a certificate issued by PPSL stating that a Batch has been manufactured in accordance with the Master Batch Formula and stating the Test results

         CGMPS means current Good Manufacturing Practices promulgated by any Relevant Authority

         CHANGE CONTROL means the change control  provisions set forth in clause
         16

         COMMENCEMENT DATE means the date of this Agreement

         CONSUMABLES means all materials or products required by PPSL in order for PPSL to provide the Services other than the Raw Materials

         CUSTOMER means a customer of Penn T who contracts with Penn T directly for the supply of Finished Products

         DCF means the dedicated containment facility provided by PPSL at the Premises for the manufacture of Finished Product

         DRUG MASTER FILE or DMF means the drug master file that relates to the API

         EMPLOYMENT REGULATIONS means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

         EXCLUDED SERVICES means

         (a)  any  services  (including   manufacture)  related  to  Thalidomide
         analogs, homologs or pro-drugs;

         (b) analytical development, stability programs, any testing other than Testing, formulation development, research, development and customised clinical packaging which is not carried out in the DCF whether any such services relate to Thalidomide or otherwise; and

         (c) any services which fall outside what PPSL reasonably determine are PPSL's core capabilities from time to time including, without limitation any services related to parenterals; sterile products; transdermals or inhalation products.

         FDA means the United States Food and Drug Administration

         FEES means the Pass Through Costs and Services Costs payable for the Services set forth in schedule 2, as amended from time to time

         FFDCA means the United States Federal Food Drug and Cosmetic Act

         FINISHED PRODUCTS means any formulation of Thalidomide together with the required Packaging and Labelling as set forth in the Technical Documents as relevant, manufactured in accordance with this Agreement

         FORCE MAJEURE means any event beyond the reasonable control of a Party which prevents such Party being able to perform its obligations under this Agreement including without limitation act of God, fire, flood, storm, revolution, act of terrorism, riot or civil commotion (but excluding strikes or industrial disputes of that Party's employees and excluding any event which could have been avoided if such Party had implemented reasonable risk management processes which are common industry practice)

         HAZARDOUS WASTE means all waste that is defined as hazardous by Relevant Law, to the extent that such waste arises out of PPSL's Processing or Packaging of Finished Products in accordance with this Agreement

         IN-PROCESS MATERIALS means the API and the Materials with respect to a Batch during the time period beginning at the time PPSL begins Processing Finished Products in accordance with the Master Batch Formula and ending at the PPSL Approval Date

         INTELLECTUAL PROPERTY means patents, registered designs, trade marks and service marks (whether registered or not and including applications for any of the foregoing), copyright, design right, rights in and to software including source codes, rights in and to the technical information and other confidential information and know-how, rights in and to databases and all other intellectual property rights and similar property rights of whatever nature subsisting in any part of the world

         INTELLECTUAL PROPERTY RIGHTS means all rights existing anywhere in the world in and to Intellectual Property

         KNOW-HOW means all designs, specifications, datasheets, techniques, operating procedures and materials, processes, inventions, formulations and formulae, performance data, product and pre-clinical and clinical trial data and records, calculations and other manufacturing and technical data and information

         LABEL or LABELLING means (1) written, printed or graphic materials, as set forth in the Master Packaging Record or (2) the act of supplying written, printed or graphic materials, as set forth in the Master Packaging Record, including (i) upon the Finished Product, (ii) upon any container or wrapper utilized with the Finished Product, or (iii) accompanying the Finished Product, including, without limitation, package inserts

         LABORATORY means the laboratory determined pursuant to clause 8.4

         LICENCES means the licences, authorisations and permits under Relevant Law from time to time required to be held by PPSL to perform the Services including without limitation being:

         Wholesale Dealers Import - WI/4351/2
         Wholesale Dealers - WL/4351/1
         Manufacturer's Licence - ML/4351/1
         Manufacturer's Special Licence - ML/4351/1
         Manufacturer's Authorisation - IMP - MA (IMP) 4351

         LIFE OF THIS AGREEMENT means the period commencing on the Commencement Date and continuing until determined in accordance with clauses 19 and 20, during which this Agreement is in full force and effect

         MASTER BATCH FORMULA means, for any Finished Product, the document containing the formulas for API and Materials and the description of the Process required to manufacture such Finished Product as set forth in the Technical Documents relevant to such Finished Product

         MASTER BATCH RECORD means, for any Batch, the Master Batch Formula, Master Packaging Record

         MASTER PACKAGING RECORD means, for any Finished Product, the document containing the procedures and specification for Packaging and Labelling such Finished Product as set forth in the Technical Documents relevant to such Finished Product

         MATERIALS means the excipients listed in the Master Batch Formula required for incorporation into the Finished Products during Processing, including, without limitation, capsules and any other packaging materials, but excluding API

         MD REPORT or MANUFACTURING DEVIATION REPORT means a report indicating any deviation from the Processing and/or Packaging procedures set forth in the Master Batch Record

         MSDS means the Material Safety Data Sheet for API

         NON-CONFORMING BATCH means any Batch that does not comply with the applicable Specification or Master Batch Record or any Batch processed in violation of cGMPs

         NON-HAZARDOUS WASTE means all rejected Finished Product or In-Process Materials or waste arising out of Processing and/or Packaging, including without limitation, rejected or unusable Materials or API, disposable manufacturing equipment (including filters used in Processing and Packaging), wash rinse, and previously used or discarded protective clothing, except to the extent that any of the foregoing is Hazardous Waste

         OFFICE FACILITIES means a lockable office space on the Premises with secure document storage and all such office equipment, services and utilities (including, for the avoidance of doubt electricity, gas and water) as Penn T shall reasonably request. Such office space shall have all the amenities enjoyed generally by PPSL and its employees including access to such telephone lines and ISDN/broadband connections as Penn T may reasonably require but excluding access to the PPSL local area network or PPSL data storage whether electronic or otherwise

         PACKAGE or PACKAGING means the procedures used in packing the Finished Products into containers, bottles, cartons, shipping cases or any other like matter, or the materials thereof, as set forth in the applicable Master Packaging Record

         PASS THROUGH COSTS means the costs incurred by PPSL as detailed in paragraph 1(c) of schedule 2 and any other costs expressed as a Pass Through Cost elsewhere in this Agreement but shall not include any costs incurred in the name of Penn T and at no cost to PPSL

         PARTIES means PPSL and Penn T

         PAYMENT  TERMS means the payment  provisions  set forth in clause 3 and schedule 2

         PENN PHARMION AGREEMENT means the agreement dated 7 March 2001 between Pharmion GmbH (1) and Penn T (2) as amended and restated from time to time (including by a subsequent agreement dated 16 November 2001) and any other amendments or related agreements

         PENN T EMPLOYEES means the Penn T Personnel who are officers or employees of Penn T

         PENN T INFORMATION means all information and data including, without limitation, proprietary information and materials (whether or not patentable) regarding Penn T's or its Customers' technology, products, business information or objectives, as well as trade secrets and information equivalent to them of Penn T and its Customers (including, but not limited to, formulae, processes, methods, knowledge and Know-how) in connection with the manufacture, sale of or other dealing in the Finished Products or any other product formulations containing Thalidomide or Thalidomide analogs, homologs or prodrugs

         PENN T PERSONNEL means officers, employees, agents, representatives or sub-contractors of Penn T or a company within the Celgene group or the Customers, including without limitation the Audit Representatives

         PHARMION THALIDOMIDE means any formulation or product containing thalidomide as the active ingredient, as distributed by Pharmion Corp or GmbH from time to time and for the time being including, without limitation, that distributed under the Penn Pharmion Agreement and the Celgene Pharmion Agreement

         PPSL APPROVAL DATE means the date on which PPSL's quality assurance department approves each Batch for shipment in compliance with the Master Batch Record

         PPSL INFORMATION means all information and data including, without limitation, proprietary information and materials (whether or not patentable) regarding PPSL's or PPSL's customers' (excluding Penn T or Celgene) technology, products, business information or objectives, as well as trade secrets and information equivalent to them (including, but not limited to, formulae, processes, methods, knowledge and Know-how) which is made known by PPSL to any Penn T Personnel.

         PPSL KNOW-HOW means Know-How of PPSL or PPSL's customers (excluding Celgene and Penn T) utilised by PPSL prior to the Commencement Date and any Know-How developed by PPSL during the provision of the Services which is of general application to PPSL's business

         PREMISES means Units 23/24 Tafarnaubach Industrial Estate, Tredegar, Gwent, Wales NP22 3AA and shall include the DCF

         PROCESS or PROCESSING means the procedures, or any part thereof, involved in manufacturing the Finished Product from the API and Materials as set forth in the Master Batch Formula

         QUALITY ASSURANCE or QA means the sum of the organised arrangements made with the object of ensuring Finished Products are of the required quality

         QUALIFIED PERSON or QP means any person eligible to act as a "Qualified Person" under EU Directive 2001/83/EC and named as such on any of the Licences

         QUALITY AGREEMENT means the quality agreement between PPSL and Penn T setting out the quality control (being the organisation, documentation and release procedures which ensure that the necessary and relevant tests are actually carried out and that the materials are not released for use, nor products released for sale or supply, until their quality has been judged to be satisfactory) and QA responsibilities of PPSL and Penn T as set forth in schedule 4

         RAW MATERIALS means API and Materials

         RECALL means a recall, field correction, market withdrawal, stock recovery or other similar action in relation to a Finished Product

         RELEVANT AUTHORITY means any regulatory authority or agency anywhere in the world, the regulatory requirements stipulated by which are applicable to the performance or receipt of Services including without limitation the FDA and its equivalents in other jurisdictions

         RELEVANT LAW means all applicable statutory, sub-ordinate legislation, rules or regulations to which a Party is subject from time to time, including the rules, regulatory submissions, regulatory approvals, regulatory standards, codes of conduct, codes of practice, guidance and accreditation terms stipulated by any Relevant Authority to which any Party is subject from time to time including without limitation the FFDCA and its equivalents in other jurisdictions

         RESTRICTED SERVICE means to manufacture, sell or otherwise deal in the Finished Products or any other product formulations containing Thalidomide or Thalidomide analogs, homologs or prodrugs thereof and RESTRICTED SERVICES shall be construed accordingly

         RESTRICTED PRODUCTS means the thalidomide drugs known as Thalomid(R), Sauramide and Pharmion Thalidomide

         SAA means the share acquisition agreement entered into on or around the
         date  hereof   between   Craig  Rennie  and  others  (1),   Celgene  UK
         Manufacturing Limited (2) and Celgene (3).

         SAURAMIDE means the formulation of Thalidomide with the specification set forth in the Technical Documents relevant to Sauramide

         SAURAMIDE DEDUCTION means the amount calculated pursuant to paragraph 1(d) of schedule 2

         SECONDARY RESTRICTED PRODUCTS means any formulation containing thalidomide or thalidomide analogs, homologs or prodrugs thereof including, without limitation, any formulation that contains thalidomide but excluding the thalidomide drugs known as Thalomid, Sauramide and Pharmion Thalidomide

         SERVICES  means the  services  to be carried out by PPSL as detailed in schedule 1 and the Technical Documents

         SERVICES COSTS means the costs incurred by PPSL, as detailed in paragraph 1(b) of schedule 2

         SPECIFICATION means, for each Finished Product, the appropriate standards of identity, strength, quality and purity for the Materials, API, In-Process Materials and Finished Product, and the Tests thereof, as set forth in the Quality Agreement and in the Technical Documents relevant to such Finished Product

         STEP-IN means the right of Penn T to take over the provision of the Services or any part thereof in accordance with clause 18

         TECHNICAL DOCUMENTS means any one of or combination of the Quality Agreement the Specification for any Thalidomide formulation, Master Batch Formula, Master Packaging Record and any other technical protocol or technical details of how the Services are to be performed or how the Premises are to be maintained each of which are agreed, amended or supplemented by the Parties from time to time

         TERRITORY means all territories covered in any and all agreements entered into by (or assigned or novated to) Penn T or Celgene and which relate to the formulation, storage, supply, sale or distribution of any Restricted Product or any Finished Product and any other agreement with any third party to do the same

         TESTS or QC TESTS means the analytical procedures to be performed as applicable on the Raw Materials, Consumables, In-Progress Materials and Finished Products to determine whether such Raw Materials, Consumables, In-Progress Materials and Finished Products are in accordance with the applicable Specification, as such tests are set forth in the Technical Documents

         THALIDOMIDE  means  the drug  commonly  known as  thalidomide  which is
         represented   by   the   chemical   name   a-(N-phthalimido)glutarimide
         (+/-)2-(2,6-dioxo-3-piperidyl)isoindoline-1,3-dione.

         TRADEMARKS means the trademarks set forth in Part 1 of Schedule 5

         YEAR means a 12 month period ending on any anniversary of the Commencement Date.

1.2      In addition:

         (a) the recitals, schedules and Technical Documents form part of this Agreement and references to this Agreement include the recitals, schedules and Technical Documents;

         (b) references to recitals, clauses and schedules are to recitals and clauses of and schedules to this Agreement; references in a schedule to paragraphs are to the paragraphs of that schedule; and a reference to a clause or paragraph number is, unless otherwise specified, a reference to all its sub-clauses or sub-paragraphs;

         (c) words importing a gender include every gender and references to the singular include the plural and vice versa;

         (d) words denoting persons include individuals and bodies corporate, partnerships, unincorporated associations, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein;

         (e) references to this Agreement or any other document are to this Agreement or that document as in force for the time being and as amended, supplemented, varied or replaced from time to time in accordance with the requirements of this Agreement or that document (as the case may be);

         (f)      a reference to any body is:

                  (i) if that body is replaced by another organisation, deemed to refer to that replacement organisation; and

                  (ii) if that body ceases to exist, deemed to refer to that organisation which most substantially serves the same purposes as the original body;

         (g) a reference to a statute or statutory provision shall be construed as including a reference to any subordinate legislation (as defined by section 21(1) Interpretation Act
                  1978) made from time to time under the statute or statutory provision whether on, before or after the Commencement Date;

         (h) a reference to a statute, statutory instrument or any other subordinate legislation shall unless otherwise stated be construed as including a reference to that statute, statutory instrument or subordinate legislation as in force at the Commencement Date and as from time to time modified or consolidated, superseded, re-enacted or replaced after the Commencement Date; and

         (i) references in this Agreement to a party shall, except where the context requires otherwise, include its successors in title and permitted assignees.

1.3 The headings and contents table in this Agreement are for convenience only and do not affect its interpretation.

2        PROVISION OF SERVICES

2.1 In consideration of the payment by Penn T of the Fees, PPSL hereby agrees to provide the Services to Penn T in accordance with the Technical Documents and upon the terms and conditions set out in this Agreement.

2.2 Except pursuant to this Agreement, PPSL shall not, and shall procure that its Affiliates shall not directly or indirectly carry out any of the Restricted Services for the Life of this Agreement save that neither PPSL nor its Affiliates shall be in breach of this Agreement where any one of them provides any Restricted Service to Celgene or any of Celgene's Affiliates.

2.3 PPSL shall not, and shall procure that its Affiliates shall not directly or indirectly carry out any of the Restricted Services for a period of 2 years following termination of this Agreement, save that neither PPSL nor its Affiliates shall be in breach of this Agreement where any one of them provides any Restricted Service to Celgene or any of Celgene's Affiliates.

2.4 Except as otherwise agreed between the Parties, or in relation to the manufacture of Sauramide under the licence granted by Celgene in clause 14.3(b), PPSL shall use the DCF exclusively for the manufacture of the Finished Products and not for any other purpose whatsoever, for the Life of the Agreement.

2.5 At the request of Penn T, PPSL shall assist Penn T in obtaining a Wholesale Dealers licence and any other licences for its business carried on at the Premises considered to be necessary by Penn T in order for Penn T to carry on its business, meet its obligations with Customers and/or to perform any of the Services itself and the cost of such assistance shall be at no cost to Penn T.

2.6 In the performance of the Services, PPSL shall make available the services of the QP and shall ensure that the QP shall carry out his/her duties in accordance with all Relevant Law and within the "Code of Practice for Qualified Persons" produced jointly by the professional and regulatory bodies for the pharmaceutical industry.

2.7 If Penn T requires additional or alternative work from PPSL not specified herein, and such work is required or is necessary for the commercial or clinical manufacture of any formulation of Thalidomide such work and the fees for such work shall be determined through Change Control. Any other services, including without limitation the Excluded Services, if accepted by PPSL in its sole discretion shall, unless otherwise agreed between the Parties, be performed under a separate agreement and is beyond the scope of this Agreement.

2.8 The Services shall be provided by the PPSL personnel approved by Penn T prior to the Commencement Date and PPSL shall consult with Penn T in relation to any proposed changes to such personnel and, for the avoidance of doubt, Penn T's approval shall not be required for any such change. PPSL acknowledges that certain of its personnel and in particular Craig Rennie; Keren Winmill; Paul Thomas; Steve Evans and Richard Barnett are key to the provision of the Services and PPSL shall use its best endeavours to retain and incentivise these key personnel in the normal course of its business, provided that nothing in this clause 2.8 shall fetter the rights and discretion of the management of PPSL to make decisions relating to such employees which are in the best interests of PPSL and its business. PPSL acknowledges that Penn T may also wish to provide additional incentives to such personnel through PPSL at Penn T's costs.

2.9 Notwithstanding clauses 2.2 and 2.3 above, PPSL undertakes with Penn T that without the prior consent in writing of Penn T, PPSL will not and will procure that its Affiliates will not, except pursuant to this Agreement and, in particular, in order for it to perform its obligations to carry out the Service hereunder directly or indirectly, whether by itself, its employees (whilst an employee of PPSL) or agents (whilst acting as an agent for PPSL) and whether on its own behalf or on behalf of any other person, firm or company, during the Life of the Agreement :

         RESTRICTED PRODUCTS

         (a) (subject to clause 2.12) carry on, be employed or otherwise engaged, concerned or interested in, any business which is engaged in (or arranges with any third party for) the manufacture, procurement of manufacture, distribution or sale of the Restricted Products or any of them in the Territory (a COMPETING BUSINESS);

         (b) in relation to the manufacture, production, distribution or sale of Restricted Products or any of them in the Territory, solicit or canvass, accept orders from or otherwise deal with any person, firm, company or other organisation who was a customer of Penn T, at any time during the Life of the Agreement and with whom any PPSL employee had personal dealings;

         (c) solicit or entice away or endeavour to solicit or entice way or hire from Penn T, any person employed or otherwise engaged by the same in the manufacture, procurement of manufacture, distribution or sale of the Restricted Products or any of them in the Territory, whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of the same;

         SECONDARY RESTRICTED PRODUCTS

         (d) (subject to clause 2.12) carry on, be employed or otherwise engaged, concerned or interested in, any business which is engaged in (or arranges with any third party for) the manufacture, procurement of manufacture, distribution or sale of the Secondary Restricted Products or any of them in the Territory (a SECONDARY COMPETING BUSINESS);

         (e) in relation to the manufacture, production, distribution or sale of Secondary Restricted Products or any of them in the Territory, solicit or canvass, accept orders from or otherwise deal with any person, firm, company or other organisation who was a customer of Penn T, at any time during the Life of the Agreement and with whom any employee of PPSL had personal dealings;

         (f) solicit or entice away or endeavour to solicit or entice way or hire from Penn T, any person employed or otherwise engaged by the same in the manufacture, procurement of manufacture, distribution or sale of the Secondary Restricted Products or any of them in the Territory, whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of the same.

2.10 Notwithstanding clauses 2.2 and 2.3 above, PPSL undertakes with Penn T that without the prior consent in writing of Penn T, PPSL will not and will procure that its Affiliates will not, directly or indirectly, whether by itself, its employees (whilst an employee of PPSL) or agents (whilst acting as an agent for PPSL) and whether on its own behalf or on behalf of any other person, firm or company, for a period of 2 years following termination of this Agreement:

         RESTRICTED PRODUCTS

         (a) (subject to clause 2.12) carry on, be employed or otherwise engaged, concerned or interested in, any business which is engaged in (or arranges with any third party for) the manufacture, procurement of manufacture, distribution or sale of the Restricted Products or any of them in the Territory (a COMPETING BUSINESS);

         (b) in relation to the manufacture, production, distribution or sale of Restricted Products or any of them in the Territory, solicit or canvass, accept orders from or otherwise deal with any person, firm, company or other organisation who was a customer of Penn T, at any time during the Life of the Agreement and with whom any PPSL employee had personal dealings;

         (c) solicit or entice away or endeavour to solicit or entice way or hire from Penn T, any person employed or otherwise engaged by the same in the manufacture, procurement of manufacture, distribution or sale of the Restricted Products or any of them in the Territory, whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of the same;

         SECONDARY RESTRICTED PRODUCTS

         (d) (subject to clause 2.12) carry on, be employed or otherwise engaged, concerned or interested in, any business which is engaged in (or arranges with any third party for) the manufacture, procurement of manufacture, distribution or sale of the Secondary Restricted Products or any of them in the Territory (a SECONDARY COMPETING BUSINESS);

         (e) in relation to the manufacture, production, distribution or sale of Secondary Restricted Products or any of them in the Territory, solicit or canvass, accept orders from or otherwise deal with any person, firm, company or other organisation who was a customer of Penn T, at any time during the Life of the Agreement and with whom any employee of PPSL had personal dealings;

         (f) solicit or entice away or endeavour to solicit or entice way or hire from Penn T, any person employed or otherwise engaged by the same in the manufacture, procurement of manufacture, distribution or sale of the Secondary Restricted Products or any of them in the Territory, whether or not that person would commit any breach of his contract of employment by reason of his leaving the service of the same.

2.11 Subject to clauses 2.12 and 11, PPSL undertakes with Penn T that it will not at any time during the Life of the Agreement directly or indirectly, whether by itself, its employees (whilst employed by PPSL) or agents (whilst agents of PPSL) or otherwise howsoever in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with Penn T.

2.12 The restrictions in clause 2.9, 2.11 and 2.10 shall not operate to prohibit PPSL or any of its directors, officers or employees, from holding in aggregate up to 3 per cent of the shares of any company operating a Competing Business or a Secondary Competing Business (as the case may be), the shares of which are listed or dealt in on a recognised stock exchange.

2.13 If a covenant is held to be illegal, invalid or unenforceable but would be legal, valid or enforceable if some part were deleted or the period or area of application were reduced or modified, then the covenant shall apply with such modification as may be necessary to make it legal, valid and enforceable.

3        PAYMENT OF THE FEES AND OTHER PAYMENT MATTERS

3.1 In consideration of the matters set forth in clause 2 Penn T agrees during the Life of this Agreement to pay the Fees in accordance with the Payment Terms.

3.2 The Services Costs are exclusive of value added tax and value added tax shall be added to the Fees where appropriate. Any further tax or duty (other than corporation tax or other tax on profits) which directly affect PPSL's operating costs to provide the Services and which it would not have incurred except by reason of providing the Services, shall be recharged to Penn T as Pass Through Costs.

3.3 Penn T shall be entitled to set off and withhold any payment in satisfaction or part satisfaction of any bone fide claim for breach of this Agreement.

3.4 In the event of late payment of any sum due to either Party, such Party may without prejudice to its other rights and remedies hereunder charge interest at the rate of 2% per annum above the base lending rate from time to time of The Royal Bank of Scotland. Such interest will accrue from the date upon which payment was due until payment in full. Such interest shall continue both before and after judgment.

3.5 If PPSL fails to deliver Finished Product by the agreed date or otherwise breaches the Agreement and such breach causes Penn T to incur liability to its Customers, PPSL shall, subject to clauses 15.6 and
         15.10 and provided that Penn T complies with 15.11, indemnify Penn T against such liability.

3.6 If Penn T fails to make any payment that is due under this Agreement or Celgene fails to make any payment under its parent company guarantee to PPSL, such that the monies owing would give PPSL a right to terminate this Agreement pursuant to clause 20.3, PPSL may, without prejudice to its other rights and remedies suspend all Services until such payments with interest thereon have been paid.

4        PENN T EMPLOYEES AND THE PREMISES

4.1 Penn T shall have the right to locate up to three (3) Penn T Employees at the Premises in order to perform any function relating to this Agreement or its business with Customers from time to time and the identity of such individuals shall, subject to clause 4.4, be at the sole discretion of Penn T. Penn T may locate additional Penn T Personnel in the Premises with the consent of PPSL, such consent not to be unreasonably withheld or delayed. Penn T shall give PPSL reasonable advance notice in writing of the identity of all Penn T Personnel to be located at the Premises from time to time.

4.2 PPSL shall make the Office Facilities available at the Premises to Penn T Personnel in accordance with the terms of this Agreement. PPSL shall allow Penn T Personnel full access to and from the Premises so far as the same is reasonably required by Penn T, subject to compliance with clauses 4.4 and 4.5 below.

4.3 PPSL shall be responsible for the maintenance, repair, servicing and upkeep of the Office Facilities. PPSL will give notice to Penn T of any scheduled or emergency maintenance, repairs, shutdowns and alterations which may affect Penn T's use of the Office Facilities. PPSL will use reasonable efforts to accommodate the requirements of Penn T in this respect, except in the case of genuine emergencies.

4.4      PPSL shall have the right to refuse access to the Premises to:

         (a) any Penn T Personnel who does not comply with the standard policies, safety procedures and regulations applicable to the Premises and notified to Penn T Personnel from time to time; and

         (b) any Penn T Personnel who is a competitor of or who is an officer or employee of a competitor of PPSL (but excluding Penn T Employees).

4.5 Penn T shall and shall ensure the Penn T Personnel shall use the Office Facilities and Premises in accordance with PPSL's standard policies, safety procedures and regulations applicable to PPSL personnel, which are notified to Penn T from time to time.

4.6 PPSL shall be responsible for identifying, obtaining and maintaining all consents, licences and permits (including any consents which may be required from PPSL's bankers or holders of security over PPSL's assets) which may be required to allow Penn T to locate the Penn T Personnel at the Premises as envisaged by this clause 4 and in the event that Penn T exercises its Step-In Rights pursuant to clause 18.

5        ORDER PROCESS AND FORECASTING

5.1 Not less than forty-five (45) days prior to the first day of each Calendar Quarter, Penn T shall prepare and provide PPSL with a written forecast of its estimated Finished Product requirements for each of the following four (4) Calendar Quarters. Subject in all cases to clause 5.2, Penn T shall not without the prior written consent of PPSL, increase the quantity estimated for the first Calendar Quarter of each forecast by more than twenty-five percent (25%) from the quantity estimated for the second Calendar Quarter of the previous forecast.

5.2 Penn T shall not provide to PPSL any forecast, estimating Penn T's Finished Product requirement, if such requirement is in excess of the manufacturing capacity of the DCF and PPSL shall provide Penn T with details of such capacity on request.

5.3 If Penn T places any order for Finished Product, the delivery time for which would require PPSL to manufacture Finished Product in excess of the manufacturing capacity of the DCF, the delivery time shall be adjusted only to the extent necessary to allow for such manufacturing capacity restraint and PPSL shall fully co-operate with Penn T in relation to any expansion of the DCF or other increase in the manufacturing capacity of PPSL in relation to Finished Products, the process and capital costs of which shall be determined through Change Control.

5.4 Penn T shall purchase manufacturing services hereunder by submitting firm purchase orders to PPSL. Each purchase order shall be in writing in a form reasonably acceptable to PPSL, and shall specify the Finished Products ordered, the quantity ordered, the required delivery date (which shall not be a date sooner than 90 days after the date of such purchase order) and delivery terms.

5.5 The minimum size of any order for Finished Products shall be a single Batch with larger orders being in whole number multiples of a Batch. In the event of a conflict between the terms and conditions of any purchase order and this Agreement, the terms and conditions of this Agreement shall prevail.

5.6 Each Calendar Quarter, PPSL shall manufacture, supply and deliver to Penn T such quantities of Finished Products as Penn T orders under clause 5.4 above. PPSL shall, subject to clause 5.2, use its commercially reasonable efforts to manufacture and supply to Penn T any quantities of Finished Products in excess of one hundred percent (100%) of the quantity ordered for such Calendar Quarter under clause 5.4 above, provided that Penn T has furnished PPSL with the necessary amount of Raw Materials.

5.7      If PPSL  becomes  aware of any  circumstances  that may  cause  PPSL to default in its obligation above to deliver such quantities of conforming Finished Products as Penn T forecasted for any Calendar Quarter, PPSL shall give Penn T prompt written notice describing such circumstances, together with a proposed course of action to remedy such failure.

6        PROCUREMENT  AND STORAGE OF RAW  MATERIALS,  CONSUMABLES  AND  FINISHED
         PRODUCTS

6.1 As required by Penn T, PPSL shall procure on behalf of Penn T, such Raw Materials as are required for the provision of the Services. Penn T shall notify PPSL of the quantity of any Raw Materials to be purchased and the identity of the supplier with which the order should be placed. Penn T hereby authorises PPSL to execute purchase orders for Raw Materials on Penn T's behalf and Penn T shall be directly liable to any third party supplier for payment for such Raw Materials.

6.2 PPSL shall purchase all Consumables as are required for the provision of the Services and shall recharge such Consumables to Penn T at cost.

6.3 Unless otherwise agreed in writing, PPSL will arrange as necessary for clearance through customs of all Raw Materials shipped to PPSL.

6.4 PPSL shall use reasonable endeavours to ensure any goods or services which PPSL procures for or purchases and recharges to Penn T shall be at the best price available and, subject to clause 9.4, Penn T shall be entitled to require PPSL to use alternative suppliers or service providers.

6.5 Title to all Raw Materials, In-progress Materials and Finished Products shall remain with Penn T at all times.

6.6 PPSL shall hold Raw Materials, Consumables, In-Process Materials and Finished Products in a safe, secure and suitable environment at the Premises and in accordance with recognised industry standards and all Relevant Laws.

6.7 PPSL shall keep all API segregated from other materials within its ownership or reasonable control so as to maintain the integrity of the substance and shall not allow any samples of the substance to be used or Tested by any party not under its direct supervisory control for any purposes.

7        MANUFACTURE, TESTING AND SUPPLY

7.1 PPSL shall verify the quantity and quality of all API received by PPSL according to the methods and procedures set forth in the Specification within sixty (60) days of receipt by PPSL of the API. Within such sixty
         (60) day period and promptly following any determination of a discrepancy by PPSL, PPSL shall inform Penn T in writing of and provide supporting documents in relation to any discrepancies in the quantity and/or quality of the API received and the documents accompanying each shipment of the API.

7.2 If PPSL notifies Penn T of a discrepancy in the quantity or quality of the API within the sixty (60) day period described in clause 7.1 above, Penn T shall use its best efforts to either ship to PPSL, or authorise PPSL to purchase pursuant to clause 6.1 above additional API within the time period necessary for PPSL to manufacture Finished Product in accordance with the completion date for delivery of Finished Product pursuant to the applicable purchase order.

7.3 If PPSL fails to inform Penn T of any discrepancy in the quantity or quality of the API within the sixty (60) day period described in clause
         7.1 above or if there is damage to the API within the  foregoing  sixty
         (60) day period and PPSL cannot demonstrate that such damage occurred prior to delivery to PPSL or if any such damage is the result of PPSL's failure to handle the API in accordance with the terms of this Agreement, then PPSL shall (a) at PPSL's option return the API to Penn T or dispose of the same according to Penn T's instructions and (b) at Penn T's option, either (i) purchase from Penn T replacement API for a value equal to Penn T's then current API cost for the API that is lost, damaged or destroyed, or (ii) credit Penn T on it's next invoice for an amount equal to Penn T's then-current cost for such API.

7.4 In respect of any Raw Materials, Consumables, In-Progress Materials and Finished Products PPSL shall perform such Tests and analysis as are necessary for this Agreement or as are requested by Penn T, but excluding any Excluded Services, and shall maintain the confidentiality of such Test results in accordance with clause 10.

7.5 PPSL shall Process, Test (unless PPSL is requested by Penn T to conduct a full analysis), Package and Label the Finished Products in conformity with the Master Batch Record. Unless otherwise required by Relevant Law, PPSL shall not make any changes to the Master Batch Record or Tests without prior written consent from Penn T, which consent shall not be unreasonably withheld. Penn T shall notify PPSL in writing of any proposed changes to the Master Batch Record or Tests. PPSL shall use reasonable commercial efforts to promptly implement changes directed by Penn T to the Master Batch Record or Tests including, but not limited to, any required capital equipment expenditures. PPSL shall notify Penn T and obtain prior written approval (such approval shall not be unreasonably withheld) for any proposed changes related to the Finished Product outside the Master Batch Record or Tests prior to their implementation by PPSL.

7.6 PPSL shall manufacture the Finished Products in accordance with cGMPs and all Relevant Law.

7.7 PPSL shall provide all Labelling and Packaging for the Finished Products and such Labelling and Packaging shall be in accordance with the Master Packaging Record. PPSL shall afford Penn T the opportunity to approve, on a sample basis, and Penn T shall review and approve the Labels for the Finished Products. Should Penn T desire or be required to make any change to any such Labels, Penn T shall revise and update all artwork and text associated with such change and provide such changes to PPSL. PPSL shall make all commercially reasonable and necessary arrangements to print such changed Labels and shall provide printer's proofs to Penn T for review and approval. Penn T shall promptly provide PPSL with any necessary corrections thereto or notify PPSL of its approval of such proofs.

7.8 PPSL shall keep accurate and complete records of all stock of Raw Materials and Finished Products and shall furnish to Penn T a stock report on an annual basis on request by Penn T.

8        DISPATCH OF FINISHED PRODUCTS

8.1 Upon production of Finished Products pursuant to this Agreement, PPSL shall pack, dispatch and deliver Finished Products to the Customer's delivery destination as detailed on the relevant purchase order or otherwise as instructed by Penn T.

8.2 Unless otherwise agreed in writing, risk in the Raw Materials shall pass to PPSL when the Raw Materials are delivered at the Premises and risk in the Raw Materials, In-Progress Materials and Finished Products shall remain with PPSL until the Finished Products are delivered to the Customer's delivery destination as detailed on the relevant purchase order or otherwise as instructed by Penn T, whereupon risk will pass to the Customer and/or Penn T as appropriate.

8.3 The Batch Records shall be accepted as complete and accurate unless Penn T notifies PPSL in writing within forty-five (45) days of delivery of Finished Products that Penn T Customer has determined that either the Finished Products do not conform to the Specification or that the Batch Records are not complete, provided, however, in the case of Finished Product having latent defects, which upon diligent examination in accordance with all quality control Testing procedures set out in the Specifications and Quality Agreement upon receipt could not have been discovered, Penn T must give notice to PPSL within twenty (20) days after discovery of such latent defect, setting forth the specific basis for such rejection. Upon written notification by Penn T of a deficient Batch Record or Non-Conforming Batch, PPSL shall review the specific basis for such rejection and upon acceptance of such rejection, PPSL shall correct the deficiency to the Batch Record or undertake additional, approved, manufacturing activity, including recovery of materials by weight, sorting or de-Labelling and re-Labelling (but excluding any reworking) within forty-five (45) business days of such notification with no additional cost to Penn T (subject to clause 8.4 below).

8.4 If prior to either Penn T's acceptance of the Batch Record, or Penn T's notification to PPSL of latent defects, the Parties disagree concerning whether the Finished Product meets Specification or whether the Batch Records are complete, Penn T may ask PPSL's Qualified Person to provide details and test data about the quality and the manufacturing procedures relating to the Finished Goods in question. If, contrary to the determination of PPSL's QP, Penn T determines that the Finished Products do not meet the Specification or that the Batch Record is incomplete, either Party may request, in writing, at any time, that an independent laboratory be used to determine whether the Finished Product meets the Specification and whether the Batch Record is complete. Thereafter, the Parties shall promptly name a reputable and mutually acceptable independent laboratory that has been qualified for the appropriate testing method(s) set forth in the applicable regulatory licence application and in the absence of agreement by the Parties within fourteen (14) days, the dispute shall be referred to the laboratory used by the Home Office Forensic Science Service from time to time (or if this laboratory cannot undertake the Service in a timely fashion by an alternative laboratory nominated by the Home Office Forensic Science Service). The Laboratory shall Test the Finished Product for compliance with the Specification, and such Test results obtained by the Laboratory shall be final and binding.

8.5      If  the  Laboratory   determines   that  the  Finished   Product  meets
         Specification, Penn T shall:

         (a) pay to PPSL the amount invoiced for such Finished Product, and all other expenses reasonably attributable or resulting from the Laboratory referral; and

         (b) pay to the Laboratory the amount of the fees charged by the Laboratory for such Testing.

8.6 If the Laboratory determines that such sample fails to conform to the applicable Specification, then PPSL shall:

         (a) undertake additional, approved manufacturing as described in clause 8.3 above as soon as reasonably practicable and in any event within forty-five (45) business days after receipt of the Laboratory findings;

         (b) pay to the Laboratory the amount of the fees charged by the Laboratory for such Testing and all other expenses reasonably attributable or resulting from the Laboratory referral;

         (c) purchase at PPSL's cost the required additional Raw Material and Consumables necessary to manufacture conforming Finished Product;

         (d) explain to Penn T in writing the reason for the failure, provide copies of all Test data and reports and produce an investigation report in accordance with the Quality Agreement; and

         (e) within 30 days offer the occurrence of the problem report to Penn T the steps to be taken to prevent a re-occurrence of the problem.

8.7 If PPSL fails to deliver to Penn T the quantity of conforming Finished Products that Penn T orders under any purchase order on the agreed delivery date or if none stated within ninety (90) days of the date of the purchase order, after providing written notice to PPSL, Penn T shall where the circumstances described in clause 8.8 do not apply, have the right to purchase substitute Finished Products from a third party in substitution for the quantity of conforming Finished Products which PPSL failed to deliver hereunder. PPSL shall reimburse Penn T within 14 days for the difference between the cost of obtaining such substitute Finished Products (plus any commercially reasonable charges, expenses or commissions incurred by Penn T in connection with effecting cover, and any other reasonable expenses incident to such failure), less the price which would have been due to PPSL for the manufacture of the like quantity of Finished Products if supplied by PPSL hereunder provided always that Penn T shall use commercially reasonable efforts to purchase the substitute Finished Products at the best price available in the open market and on the best commercial terms available.

8.8 PPSL shall not be liable for delays in delivery of Finished Product or any other breach of this Agreement to the extent that such delay in delivery or other default is directly caused by an act or omission of Penn T (including without limitation Penn T Personnel) or Celgene provided such act or omission:

         (a) was notified and detailed to Penn T as soon as the act or omission occurred; and

         (b) was not thereafter rectified by Penn T as soon as reasonably practicable.

8.9 Neither Party shall be required to comply with any provision of this Agreement or with the instructions of the other or the instructions of Celgene or a Customer if such compliance would cause that Party to be in violation of any Relevant Law.

8.10 PPSL shall, on reasonable written notice and at Penn T's sole cost, dispatch any remaining Raw Materials, In-Progress Materials or Finished Products to Penn T or arrange for the destruction of Raw Materials, In-Progress Materials or Finished Products so requested by Penn T to be so destroyed whether upon the expiry date of the Raw Materials or otherwise. PPSL shall ensure destruction of Raw Materials, In-Progress Materials or Finished Products in accordance with all Relevant Law and shall upon written request furnish Penn T promptly with a certificate of such destruction.

9        SUB-CONTRACTING BY PPSL

9.1 PPSL may not sub-contract any part of the Services except to a sub-contractor approved in writing in advance by Penn T and on condition that the sub-contractor enters into a contract with PPSL which:

         (a)      incorporates all the applicable terms of this Agreement; and

         (b) the right to visit the site and audit the records of the sub-contractor to the extent necessary for Penn T to exercise its rights of audit under this Agreement.

         provided that this clause shall not apply to PPSL's sub-contractors who supply PPSL with services or goods which do not impact on the quality of Finished Products or affect either Party's ability to comply with Relevant Law and which fall into the following categories: the supply of Consumables, calibration services, specialist maintenance services, qualification services relating to air cleanliness in manufacturing rooms, treatment services for portable water, waste management services, freight services, pest control services, security services and IT services.

9.2 Where the Services or part thereof are sub-contracted by PPSL, PPSL shall carry out such reconciliations, checks and testing as are reasonable to verify the integrity of the work carried out by such sub-contractor and to verify that all unused materials including but not limited to Raw Materials provided by PPSL to such sub-contractor are duly returned to PPSL.

9.3 PPSL shall be responsible for the delivery of its sub-contractors service and PPSL shall, subject to clauses 15.6 and 15.10 and provided that Penn T complies with clause 15.11, indemnify Penn T against any liability, costs expenses incurred or losses suffered by Penn T arising from any act or omission of its sub-contractors.

9.4 Penn T shall have the right to require PPSL to sub-contract any part of the Service, which is already sub-contracted, to a sub-contractor of Penn T's choice provided:

         (a) PPSL may veto any required subcontractor that cannot meet PPSL's standard technical requirements; and

         (b) PPSL shall have the right to terminate its contract with any required subcontractor if the subcontractor is in breach of its contract with PPSL and as a direct result PPSL is in breach of this Agreement.

10       CONFIDENTIALITY AND DATA PROTECTION

10.1 Subject to clause 10.2, PPSL shall keep the Penn T Information confidential and Penn T shall keep the PPSL Information confidential and both Penn T and PPSL shall keep the terms of this Agreement confidential and in respect of the other Party's information (INFORMATION) neither PPSL or Penn T shall :

         (a) make use of the Information, except in connection with the provision of the Services; or

         (b) disclose the Information to any third party for a period of 10 years from the date of receipt of such Information.

10.2 The provisions of clause 10.1 shall not prevent either Party from using any Information to the extent that such Information:

         (a) has come into the public domain otherwise than by reason of a breach by the receiving party, its directors, officers, employees or agents of the terms of this clause;

         (b) has been obtained by the receiving party from any other source having a right of further disclosure or;

         (c) in the case of Penn T only, was already known to Penn T at the time of such disclosure to it;

         (d) is required to be disclosed by the receiving party by Relevant Law including but not limited to disclosure for regulatory purposes, provided however that the receiving party shall so notify the disclosing party of its intent and cooperate with the disclosing party on reasonable measures to protect the confidentiality of the Information;

         (e) in the case of Penn T only, is required to be disclosed by Penn T to its Customers; or

         (f) in the case of PPSL only, is required for the manufacture, distribution, sale and export of Sauramide pursuant to the licence provided by Celgene in clause 14.3(b).

10.3 PPSL shall ensure that none of Penn T's Information shall be used by the directors, officers, agents, employees, consultants or contractors of PPSL, except on like terms of confidentiality as aforesaid, and that the Penn T Information and the Raw Materials shall be kept fully private and confidential by them. Further PPSL, prior to disclosure of Penn T's Information to any directors, officers, agents, employees, consultants or contractors of PPSL, shall ensure that each such person is bound in writing to observe confidentiality provisions which are substantially the same as this clause.

10.4 Penn T shall ensure that none of the PPSL Information shall be used by the directors, officers, agents, employees, consultants or contractors of Penn T or Celgene, except on like terms of confidentiality as aforesaid, and that the PPSL Information shall be kept fully private and confidential by them. Further Penn T, prior to disclosure of PPSL's Information to any directors, officers, agents, employees, consultants or contractors of Penn T or Celgene, shall ensure that each such person is bound in writing to observe confidentiality provisions which are substantially the same as this clause.

10.5 For the purposes of this clause 10 "Data Controller", "Data Processor", "Data Subject", "Personal Data" and "processing" shall have the meanings ascribed to them in the Data Protection Act 1998.

10.6 The Parties acknowledge that PPSL will act in the capacity of Data Processor on behalf of Penn T (as Data Controller) in respect of any Personal Data that PPSL receives from Penn T and which is processed by PPSL in the course of providing the Services.

10.7     PPSL agrees that it shall:

         (a) only process such Personal Data in accordance with the instructions of Penn T from time to time;

         (b)      implement appropriate technical and organisational measures to
                  protect   Personal  Data  against   unauthorised  or  unlawful
                  processing and accidental destruction or loss;

         (c) at all times process Personal Data in connection with the Services in accordance with the Data Protection Act 1998;

         (d) not transfer its data processing function outside of the European Economic Area or outsource it to a third party without the prior written consent of Penn T;

         (e) permit Penn T on reasonable notice to audit the procedures of PPSL for the purpose of ensuring compliance with this clause 10 and to take any reasonable steps to satisfy itself that PPSL is so complying;

         (f) promptly notify Penn T of any queries from Data Subjects, the Information Commissioner or any other law enforcement or regulatory authority;

         (g) promptly and without further charge provide such information and assistance to Penn T as Penn T may reasonably require to enable it to act in accordance with the rights of Data Subjects.

10.8 The provisions of this clause 10 shall survive termination of the Agreement.

11       PUBLICITY

11.1 Subject to the provisions of clause 10 and clause 11.2, Penn T and Celgene each hereby agrees to permit PPSL to use the name of or refer to Penn T and/or Celgene and the fact that PPSL provides Services to Penn T, whether verbally or in writing, in any of PPSL's publicity material, including but not limited to PPSL's submissions to secure new business or in promoting or marketing itself, provided that in each case no details of any individual project undertaken for Penn T shall be disclosed.

11.2 Prior to any disclosure or publicity under clause 11.1, Penn T and Celgene shall be entitled to review the form and substance of the material and Penn T and Celgene shall have the right to require PPSL to amend the materials for reason of accuracy, use of Intellectual Property or confidentiality.

12       PROVISION OF INFORMATION AND DEFECTS IN FINISHED PRODUCT

12.1 Each Party acknowledges that it has an obligation to furnish the other Party promptly with any information in its possession which is relevant to the provision of the Services. If PPSL becomes aware that it requires any further information in order to allow it to perform the Services it shall notify Penn T in a timely fashion and Penn T shall furnish the additional information to PPSL as soon as reasonably practicable.

12.2 PPSL and Penn T shall make available (or cause to be made available) to each other as soon as practicable (but in any event within one (1) day) of receipt of regulatory correspondence regarding regulatory letters, recalls, adverse experiences and all other regulatory correspondence bearing on the safety and efficacy of the Finished Products which may concern chemistry, manufacturing or control issues.

12.3 Penn T will promptly submit to PPSL all Finished Product safety and efficacy enquiries, Finished Product quality complaints and adverse drug event reports received by it which may concern chemistry, manufacturing or control issues, together with all available evidence and other information relating thereto. Except as otherwise required by Relevant Law, Penn T will be responsible for investigating and responding to all such enquiries, complaints and adverse events regarding Finished Product. It shall be the responsibility of Penn T to comply with all applicable Relevant Law including but not limited to legal and regulatory reporting requirements regarding adverse drug events and Finished Product quality matters, except where such events or matters are caused by acts or omissions of PPSL or PPSL's
         Affiliates, in which case Penn T may, consistent with applicable Relevant Law, require PPSL's assistance in such compliance. Penn T will forward a copy of all applicable legal and regulatory submissions required under Relevant Law relating to the provision of the Services within ten (10) business days of receipt of the submission from its Customers. PPSL shall promptly notify Penn T where any Relevant Authority contacts PPSL or any member of the Penn Group directly concerning the Services or the Finished Products.

12.4 In the event Penn T or any of its Customers believe it may be necessary to conduct a Recall with respect to any Finished Products which were manufactured by PPSL for Penn T pursuant to this Agreement, PPSL and Penn T shall consult with each other as to how best to proceed, it being understood and agreed that the final decision as to any Recall of any Finished Product shall be made by Penn T or its Customers, provided, however, that PPSL shall not be prohibited hereunder from taking any action that it is required to take by Relevant Law. Penn T and its Customers shall bear all costs in connection with any such Recall; provided, however, that PPSL shall reimburse Penn T for reasonable out-of-pocket expenses incurred by Penn T in connection with any such Recall to the extent attributable to any negligence, breach of this Agreement or breach of Relevant Law or error on the part of PPSL or as a result of a latent defect to the extent such latent defect is attributable to PPSL.

12.5 Pursuant to any reported complaint and/or adverse drug event, if the nature of the reported complaint and/or adverse drug event requires Testing, PPSL will, at Penn T's reasonable request and expense, perform analytical Testing according to the Specification of corresponding retention samples and provide the results thereto to Penn T as soon as reasonably practicable and in any event within 28 days or the time period specified by the Relevant Authority, whichever is shorter, provided however PPSL shall be responsible for the cost of such Testing and reporting to the Relevant Authority to the extent that if it is determined that such reported complaint and/or adverse drug event is attributable to any negligence, breach of this Agreement or breach of Relevant Law or error on the part of PPSL.

12.6 PPSL shall assist Penn T or its Customer in reporting to any Relevant Authority the results of the Testing referred to in clause 12.5.

13       RECORDS AND REPORTING

13.1 Penn T acknowledges that PPSL must retain originals and/or copies of certain documents generated by it in relation to the Services in order to comply with Relevant Law and PPSL agrees to provide Penn T promptly upon reasonable written request and at Penn T's cost with copies of the same.

13.2 During the Life of this Agreement, and for a period of at least 36 months or such longer period thereafter required by Relevant Law, PPSL will maintain a complete audit trail of all data created in the normal course of business relating to this Agreement and all data referred to in the Quality Agreement which is required by such Relevant Law including financial and non-financial transactions, Test results and scientific and technical data relating to the Services.

13.3 Penn T (and its Audit Representatives) will have the right to perform audits and inspections of PPSL during normal business hours:

         (a)      on an annual basis (with  effect from the date falling  twelve
                  (12) months from the Commencement Date), for stock taking purposes in respect of Finished Products, In-Process Materials, Raw Materials and Consumables;

         (b)      on an annual basis (with  effect from the date falling  twelve
                  (12) months from the Commencement Date) in order to carry out verification of the accuracy of all Fees, accounting practices and invoices relating to this Agreement;

         (c)      on an annual basis (with  effect from the date falling  twelve
                  (12) months from the Commencement Date) for examination of PPSL's performance of the Services, including PPSL's manufacturing and Testing practices and procedures in accordance with the Quality Agreement and any other audit activity to the extent required pursuant to any Relevant Law;

         (d)      On a quarterly  basis (with effect from the date falling three
                  (3) months from the Commencement Date), for inspection of Penn T's books of accounts; and

         (e) at any time where Penn T has reasonable grounds to suspect that circumstances exist which merit investigation, including without limitation reasonable suspicion by Penn T that PPSL is not complying with its accounting and record keeping obligations or is otherwise in breach of this Agreement or "FOR CAUSE" as described in clause 19 of the Quality Agreement.

13.4 Penn T shall use its reasonable endeavours to ensure that its Audit Representatives perform any audit or inspection of PPSL in a reasonable manner so as not to have a material adverse effect on the performance of the Services or other business of PPSL.

13.5 PPSL will provide full co-operation to Penn T and its Audit Representatives for the purposes of any audit or inspection including providing access to the Premises, any PPSL personnel, data, records and systems (excluding PPSL's IT system and local area network) relating to the Services to the extent necessary for Penn T to carry out the audit as set out in this clause 13.5.

13.6 On completion of an audit, the Audit Representative will prepare a written audit report detailing its findings. If any audit or inspection reveals any error, incorrect cost allocation or calculation or overcharging, PPSL shall, within thirty (30) days of the audit report, reimburse Penn T for the amount overpaid by Penn T.

13.7 If any audit or inspection reveals any sub-standard or defective accounting practices, manufacturing process or environmental or technical conditions relating to the Services and the Premises, PPSL shall at its cost, and in consultation with Penn T and the Audit
         Representative, promptly implement such changes as Penn T shall reasonably require.

13.8 The fees and expenses of the Audit Representative shall be paid by Penn T provided however that if the audit reveals an error or miscalculation in excess of the lesser of (pound)3,000 or 3% of the Fees paid in the month to which the error relates, then PPSL shall pay Penn T's and the Audit Representatives' fees and expenses. PPSL shall provide such assistance as Penn T and its Audit Representatives reasonably require at no cost to Penn T provided that Penn T shall reimburse PPSL its costs in accordance with the Payment Terms:

         (a) for any audits required by Penn T in addition to those described in clause 13.3 above; or

         (b) for any audit carried out pursuant to clause 13.3(e) above the results of which show PPSL in compliance with its accounting and record keeping obligations and/or is not otherwise in breach of this Agreement.

13.9 If there is a dispute in relation to any audit findings or report, then the Parties will resolve such dispute in accordance with the provisions of clause 32.

14       INTELLECTUAL PROPERTY

14.1 Provision of the Services by PPSL to Penn T will not entitle PPSL to acquire any Intellectual Property Rights in the Finished Products or in their use or any licence to use such Intellectual Property Rights other than as required to perform its obligations under this Agreement.

14.2     The ownership of all  Intellectual  Property Rights and Know-How in the
         Finished  Products  and  the  manufacture   thereof  pursuant  to  this
         Agreement shall at all times remain with Celgene.

14.3 Celgene hereby grants to PPSL and its sub-contractors a non-exclusive licence to use Celgene Intellectual Property Rights:

         (a) for the life of this Agreement and to the extent necessary to perform the Services in accordance with this Agreement; and

         (b) to manufacture, distribute, sell and export Sauramide on the terms of this Agreement making the necessary amendments to take account that PPSL will manufacture Sauramide for its own account and PPSL shall indemnify Penn T and Celgene on the terms of clause 14.6.

14.4 The licence granted by Celgene under 14.3(b) may be terminated by Celgene at any time on 30 days written notice and following termination PPSL shall assign all PPSL's Intellectual Property relating to the manufacture and sale of Sauramide including without limitation the Trademarks, on the terms set forth in Part 2 of Schedule 5.

14.5 Notwithstanding any other provision of this Agreement, Celgene acknowledges that it has full responsibility for the safety and efficacy of the In-Progress Materials, API and Finished Products manufactured in accordance with this Agreement and provided that PPSL complies with clause 15.11 Celgene shall indemnify PPSL and keep PPSL indemnified against all costs, losses, liabilities, claims, actions, proceedings, damages and expenses (including without limitation reasonable legal fees and expenses) incurred by PPSL (LOSSES) or claims (including but not limited to any claims, actions or litigation brought by third parties relating to the use of Intellectual Property Rights in the Finished Products) or proceedings of whatsoever nature involving PPSL (CLAIMS) in connection with or arising out of the use of the API or Finished Products by PPSL, Celgene or any third party (which third parties shall include but not be limited to sub-contractors, assigns and agents in addition to Customers, consumers and end users) provided that this indemnity shall not operate to the extent that such Losses or Claims have arisen out of a failure by PPSL to comply with the terms of this Agreement or to the extent PPSL has acted negligently or with wilful misconduct or has failed to comply with Relevant Law.

14.6 Subject always to clauses 15.6 and 15.10 and provided that Penn T and Celgene each comply with clause 15.11, PPSL shall indemnify Penn T and Celgene and keep Penn T and Celgene indemnified against all Losses and Claims in connection with or arising out of use by any third party of Sauramide which has been manufactured, supplied or distributed by PPSL save that this indemnity shall not apply to any Sauramide which has been manufactured for Penn T.

15       WARRANTIES AND LIMITATION OF LIABILITY

15.1 During the term of this Agreement, Penn T hereby acknowledges that it shall at all times be responsible for the safety and efficacy of the API, and Finished Products and warrants as follows:

         (a)      the API shall, at the time it is shipped to PPSL:

                  (i) not be adulterated or misbranded within the meaning of any Relevant Law;

                  (ii) not be articles that may not, under any Relevant Law, including Section 505 of the FFDCA be introduced into interstate commerce;

                  (iii) have been manufactured, processed, and packed in compliance with all requirements under all Relevant Law; and

                  (iv)     conform   to  the   Specification   for  the  API  as
                           documented on the certificate of analysis included with each delivery of API.

15.2     PPSL warrants:

         (a) that the Services will be carried out with reasonable skill and care and will conform to the Technical Documents; and

         (b) that it shall manufacture, Process, Test, Package and Label the Finished Products in accordance with the Specification and the Technical Documents and with any Relevant Law.

15.3     PPSL hereby further warrants as follows:

         (a) The Finished Product shall, at the time it is shipped to Penn T or the Customer:

                  (i) not be adulterated or misbranded within the meaning of any Relevant Law including the FFDCA;

                  (ii) not be articles that may not, under any Relevant Law, including Section 505 of the FFDCA, be introduced into interstate commerce;

                  (iii) have been manufactured, processed, and packed in compliance with all requirements under all Relevant Law including the FFDCA and cGMP; and

                  (iv)     conform  to  the   Specification   for  the  Finished
                           Products

         (b) PPSL shall comply in all material respects with any Relevant Law applicable to the manufacture of the Finished Product, the handling of the Hazardous Waste prior to pick-up by the waste contractor, and the handling and disposal of the Non-Hazardous Waste and the provision of the Services;

         (c) that PPSL shall maintain in effect and comply with the Licences and all permits, licenses, orders, applications and approvals required by any Relevant Authority and necessary for the manufacture, Processing, Testing, Packaging and Labelling and PPSL shall manufacture, Process, Test and Label in accordance with all such permits, Licenses, orders, applications and approvals;

         (d) that without limiting the other provisions of this Agreement, PPSL shall use its commercially reasonable efforts at all times to minimize Finished Product delivery time.

15.4 PPSL will promptly, at its own cost and at Penn T's option, re-perform Services as soon as practicable or credit Penn T with the relevant Fees for any Services or part thereof provided that Penn T can show, to PPSL's reasonable satisfaction, that the Services have been performed defectively and not in accordance with Technical Documents.

15.5 Except as provided for in this Agreement any warranties, (whether express or implied by statute or common law or a previous course of dealing or trade custom or usage or otherwise howsoever) including but without limitation those of satisfactory quality or of fitness for a particular purpose (even if that purpose is made known expressly or by implication to PPSL) are (insofar as is permitted by law) hereby excluded.

15.6 Subject to clauses 14.5, 15.7 and 15.8 under no circumstances shall any Party be liable for any indirect, special or consequential loss or loss of business opportunity or reputation howsoever arising whether in contract, tort (including negligence) or breach of statutory duty or otherwise.

15.7 The Parties, PPHL and Celgene each acknowledges that notwithstanding any other provision of this Agreement, none of PPSL, Penn T, Celgene or PPHL seeks to exclude or limit liability for loss arising from death or personal injury caused by negligence or for fraud or in respect of any other liability arising out of or in connection with this Agreement which cannot be excluded or restricted by law.

15.8 The Parties, PPHL and Celgene each acknowledges that notwithstanding any other provision of this Agreement, none of PPSL, Penn T, Celgene or PPHL seek to exclude liability for, and each of PPSL and PPHL on the one hand and Penn T and Celgene on the other hereby indemnifies each other for losses arising out of any act, omission, breach of its obligations, negligence or wilful misconduct of the indemnifying party, which relate to or arise from a claim by a third party against the indemnified party :

         (a) in relation to a death or personal injury claim asserted by such third party;

         (b) in relation to any other claims (excluding claims relating to Intellectual Property) but subject to the limits set out in clauses 15.6 and 15.9.

15.9 Subject to clauses 14.5, 15.7 and 15.8 the aggregate liability of each of Penn T, Celgene and PPHL (whether in contract, tort (including negligence) or breach of statutory duty or otherwise) to each other for any loss or damage of whatever nature and howsoever caused shall be limited to and in no circumstances shall exceed (pound)600,000 (six hundred thousand pounds) in aggregate for the Life of this Agreement

15.10 Subject to clauses 15.7 and 15.8 the aggregate liability of PPSL (whether in contract, tort (including negligence) or breach of statutory duty or otherwise) to Penn T or Celgene for any loss or damage of whatever nature and howsoever caused shall be limited to and in no circumstances shall exceed the greater of:

         (a) (pound)600,000 (six hundred thousand pounds) in aggregate for the Life of this Agreement; or

         (b) in relation to a bona fide claim brought against PPSL for which PPSL has insurance, monies recovered by PPSL from its insurer; or

         (c) in relation to a bona fide claim brought against PPSL for which PPSL has insurance, monies which would have been recovered by PPSL from its insurer had PPSL taken all appropriate steps in a timely manner to make a claim under any relevant insurance policy;

         (d) in relation to a bona fide claim brought against PPSL for which PPSL has insurance (other than any claim to which clause 15.10(e) relates), monies which would have been recovered by PPSL from its insurer had PPSL's actions or omissions not voided such policy; or

         (e) in relation to a bona fide claim brought against PPSL for which PPSL has insurance, the lesser of, monies which would have been recovered by PPSL from its insurer had PPSL's innocent actions or omissions not voided such policy, or (pound)1,000,000 (one million pounds).

15.11 The party (INDEMNITEE) that intends to claim indemnification under this Agreement shall notify the other party (INDEMNITOR) promptly in writing of any action, claim or liability in respect of which the indemnitee believes it is entitled to claim indemnification, provided that the failure to give timely notice to the indemnitor shall not release the indemnitor from any liability to the indemnitee. The indemnitor shall have the right, by notice to the indemnitee, to assume the defence of any such action or claim within the fifteen (15) day period after the indemnitor's receipt of notice of any action or claim with counsel of the indemnitor's choice and at the sole cost of the indemnitor. If the indemnitor so assumes such defence, the indemnitee may participate therein through counsel of its choice, but at the sole cost of the indemnitee. The party not assuming the defence of any such claim shall render all reasonable assistance to the party assuming such defence, and all reasonable out-of-pocket costs of such assistance shall be for the account of the indemnitor. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party which shall not be unreasonably withheld or delayed; provided that the indemnitee shall have no obligation to consent to any settlement of any such action or claim which imposes on the indemnitee any liability or obligation which cannot be assumed and performed in full by the indemnitor, and the indemnitee shall have no right to withhold its consent to any settlement of any such action or claim if the settlement involves only the payment of money by the indemnitor or its insurer and the indemnitor established to the indemnitee's reasonable satisfaction that funds are, or have been made, available for such purpose.

15.12 All recommendations and advice given by or on behalf of PPSL to Penn T as to methods of storing, using or applying Raw Materials or Finished Products, the purposes for which Raw Materials or Finished Products may be applied and the suitability of using Raw Materials or Finished Products in any process or in connection with any other materials are, subject to such recommendations and advice being expressly detailed in the Technical Documents as part of the Services, given without liability on the part of PPSL.

15.13 The provisions of this clause 15 shall survive termination of the Agreement.

16       CHANGE CONTROL

16.1 If either Penn T or PPSL wishes to propose any amendment or modification to this Agreement (a "Change") then it will notify the other of that fact by sending a written notification ("Change Request"), specifying in reasonable detail the nature of the Change.

16.2 As soon as reasonably practicable (but in any event within 14 days) after sending or receipt of a Change Request), PPSL will provide Penn T with a brief written proposal in relation to the relevant Change (a "Change Proposal") including, but not limited to:

         (a)      summary of the scope of the Change;

         (b) brief details of the likely impact, if any, of the Change Request on the existing Services or PPSL's obligations under this Agreement; and

         (c) an estimate of the likely cost of implementation and/or on-going operation of the relevant Change.

16.3 Where the Change is required by Relevant Law or where the Change is required or is necessary for the commercial or clinical manufacture of any formulation of Thalidomide, PPSL shall, as soon as practicable, provide to Penn T a Change Control Notice as set forth in clause 16.4 below. Where the Change relates to any other service including without limitation Excluded Services it shall be at PPSL's discretion whether to proceed under this Agreement or negotiate with Penn T the terms of a separate agreement.

16.4 If, following receipt of the Change Proposal, Penn T wishes to proceed with the proposed Change, it will notify PPSL in writing of such intention (assuming that all requisite details are not already set out in the Change Proposal). Within 30 days after receiving written notice from Penn T to proceed with the proposed Change, PPSL shall provide Penn T with a detailed written proposal (a "CHANGE CONTROL NOTICE") including, but not limited to the following matters:

         (a) full details of the proposed subject matter of the Change Request including any outline specifications, requirements for equipment, special conditions, deliverables or other variations of this Agreement required;

         (b) details of the impact, if any, of the Change Request on any existing Services or PPSL's obligations under this Agreement;

         (c) an itemised statement of the estimated charges made on the basis of the Fees calculation in Schedule 2 for the implementation and/or ongoing operation of the relevant Change; and

         (d)      a  timetable  for  the   implementation,   together  with  any
                  proposals for acceptance, of the Change Request.

16.5 Penn T will review the proposed Change Control Notice as soon as reasonably possible after its receipt and in any event within 15 days will either accept or reject the proposed Change Control Note. If the Change Control Notice has not been formally rejected within such 15 day period, it shall be deemed accepted. If Penn T rejects the Change Control Notice, the Parties shall negotiate in good faith to agree the provisions of the Change Control Notice and where no agreement is reached within thirty (30) days of receipt by Penn T of the Change Control Notice, the issue shall be resolved in accordance with clause 32.

16.6 If Penn T accepts the proposed Change Control Notice, PPSL will make the Change in accordance with that Change Control Notice and the provisions of this Agreement. A Change Control Notice shall be treated as accepted when it is signed by Penn T and PPSL and will constitute an amendment to this Agreement.

16.7 Neither Penn T or PPSL shall have any obligation to effect any proposed Change until the relevant Change Control Notice is agreed by Penn T and pursuant to clause 16.6.

16.8 Changes agreed in accordance with the procedure above shall constitute a variation of this Agreement in satisfaction of clause 29.

17       INSURANCE

17.1 Subject to clause 17.2 below, PPSL shall effect and maintain for the Life of this Agreement and for a period of three (3) years or such shorter period as directed by Penn T following the termination of this Agreement, the following annual policies of insurance:

         (a) product liability cover for not less than ten million pounds ((pound)10,000,000) per event and in the aggregate;

         (b) employers liability insurance with cover of not less than ten million pounds ((pound)10,000,000) per occurrence or series of occurrences arising out of any one cause;

         (c) public liability cover for not less than two million pounds ((pound)2,000,000) per event; and

         (d)      commercial combined insurance cover for not less than:

                  (i) five million pounds ((pound)5,000,000) in aggregate for the Premises buildings;

                  (ii) five million pounds ((pound)5,000,000) in aggregate for machinery, plant and all other contents;

                  (iii) five hundred thousand pounds ((pound)500,000) in aggregate for stock and materials in trade;

                  (iv)     two   million    five   hundred    thousand    pounds
                           ((pound)2,500,000) in aggregate for customer goods held at the Premises,

         and PPSL shall ensure Penn T's interest is noted on the relevant policies.

17.2 If Penn T, at its own cost, effects and maintains during the Life of this Agreement insurance in its own name which provides equivalent cover for PPSL's liabilities relating to the provision of the Services then for so long as such cover is in place Penn T may require PPSL to cancel such equivalent parts of its insurance policies and the Services Costs shall be reduced accordingly.

17.3 PPSL shall, when requested by Penn T, promptly provide copies of the policies and certificates of insurance evidencing that such insurance cover meets or exceeds the levels set out in clause 17.1 above and that the premiums in respect of such insurance are fully paid. Where Penn T is not satisfied that PPSL has adequate or appropriate levels of insurance in place so as to satisfy its obligations under this clause 17, Penn T shall be entitled to effect, on behalf of PPSL, such insurance cover as it believes is reasonably necessary so as to allow for adequate or appropriate levels of insurance. Penn T shall be entitled to recover the costs and expense of effecting such insurance (including but not limited to any premiums paid) by way of a reduction to the Fees.

17.4 Without prejudice to clause 15.10, the Parties shall, not less than once every six (6) months, jointly review PPSL's compliance with the requirements of the insurance policies detailed in clause 17.1 and PPSL shall implement such recommendations agreed between the Parties in connection with the requirements of any insurance policy and/or best practice in the provision of the Services.

18       STEP-IN RIGHTS

18.1 During the Life of this Agreement, Penn T may exercise a right of Step-In in respect of the Services or any part of them where:

         (a) it is otherwise entitled to terminate this Agreement in any of the circumstances in clause 20.2 (termination for cause);

         (b) for reasons which resulted in Penn T being unable to meet its sales orders from Customers and its Customers could not supply Finished Products to end users without depleting stocks of Finished Products held in reserve for Force Majeure or other disaster recover purposes and, as a result of such circumstance, the continued performance of the Services or part thereof by PPSL would in its reasonable opinion be seriously prejudiced, provided that such depletion of stocks was caused by a breach of the Agreement by PPSL.

18.2 If Penn T wishes to Step-In, it must notify PPSL in writing of the following matters (and shall use reasonable endeavours to provide such notification not less than fourteen (14) days prior to the date the action will commence):

         (a) the action it intends to take which will be limited as Penn T reasonably requires to allow Penn T to remedy the problem and/or to ensure continued supply of Finished Product in circumstances where Penn T reasonably believes that PPSL is unable to resume and ensure such continued supply as contemplated under this Agreement;

         (b)      the reason for taking such action;

         (c)      the date from which such action shall commence;

         (d) the time period that it believes to be necessary for such action which shall be no longer than the period of Step-In determined pursuant to clause 18.11 below; and

         (e) to the extent practicable, the anticipated effect on PPSL and its obligations to provide the Services during the period such action is being taken and the process for PPSL to resume provision of the Services.

18.3 In exercising the right of Step-In, Penn T shall have the right to enter the DCF and such of the Premises as is necessary for it to exercise its rights of Step-In.

18.4 Without prejudice to the generality of clause 4.6, PPSL shall obtain and maintain for the Life of this Agreement, all necessary third party consents to allow Penn T to exercise its rights of Step-In.

18.5 PPSL shall give all reasonable assistance to Penn T whilst Penn T is exercising its right of Step-In including providing the services of the Qualified Person and any other person named on the Licences. Once Penn T ceases to exercise its right of Step-In, Penn T shall allow PPSL to re-assume the provision of the Services within a reasonable period of time thereafter.

18.6 In respect of the Services in respect of which the right of Step-In is exercised:

         (a) PPSL shall be relieved from its obligations to provide such Services and from any liability for not providing such Services and/or for any consequences of such non-performance to the extent required as a result of the Step-In; and

         (b) the charges from Penn T to PPSL shall equal the amount PPSL would receive if it were satisfying all its obligations and providing the Services affected by the exercise of the right of Step-In in full, less an amount equal to all Penn T's reasonable costs of operation in taking the action.

18.7 Where Penn T is exercising its right of Step-In, it shall act in accordance with all Relevant Law and cGMP and good industry practice and in accordance with any pre-notified internal policies and standards of PPSL whilst at the Premises.

18.8 PPSL shall grant to Penn T a non-exclusive licence to use PPSL's Intellectual Property as may be necessary to enable Penn T to exercise its right of Step-In and Penn T shall not use such Intellectual Property for any other purpose whatsoever.

18.9     Penn T shall:

         (a) take reasonable care of any assets of PPSL used during the period of Step-In;

         (b) be responsible for any deterioration assets used by Penn T during the period of Step-In, save for any deterioration resulting from their normal and proper use;

         (c) use all reasonable endeavours not to disturb others who affect the provision of the Services or any other PPSL personnel more than is required for the purposes of exercising its right of Step-In; and

         (d) use all reasonable endeavours not to disrupt other aspects of PPSL's business not related to the Services or obligations assumed by PPSL under this Agreement.

18.10 Penn T may engage the services of an Affiliate or a third party to assist in the performance of Step-In, provided such third party is given prior written approval in advance by PPSL (such approval not to be unreasonably withheld or delayed).

18.11 Penn T shall be entitled to exercise its right of Step-In for such time as is required to rectify the breach or breaches in respect of which its right of Step-In was exercised provided that the Step-In shall not continue beyond a period of twenty-four (24) months from commencement of the Step-In.

18.12 Where Penn T has exercised its right of Step-In, it shall not be entitled to cease and re-commence a specific Step-In in order to extend the time periods in clause 18.11.

19       DURATION

         This Agreement shall come into effect on the Commencement Date and shall subject to the provisions of clause 20 below remain in full force and effect for a period of ten (10) years.

20       TERMINATION

20.1 Penn T shall have the right to terminate this Agreement for convenience by giving PPSL not less than 12 months' notice in writing, provided that such notice shall not expire prior to the fifth (5th) anniversary of the Commencement Date.

20.2 Without prejudice to clause 22.5, Penn T may without prejudice to its other rights or remedies hereunder forthwith terminate this Agreement and/or the provision of all or any Services pursuant to this Agreement by notice in writing to PPSL if PPSL:

         (a) commits a material breach (which shall include without limitation any persistent breach which by its persistence becomes material) of any of its obligations hereunder and does not remedy such breach within twenty-eight (28) days after written notice has been given to it by Penn T (specifically referring to this clause 20) requiring such remedy; or

         (b) breaches any of its obligations hereunder and its liability as a result of such breach would exceed the caps on its liability referred to in clause 15.10; or

         (c) becomes insolvent or enters into liquidation or receivership or is the subject of an application for an administration order or suffers an administrative receiver to be appointed in relation to the whole or any part of its assets or makes a composition or arrangement with its creditors or suffers any judgement to be executed in relation to any of its property or assets.

20.3 Without prejudice to clause 22.5, PPSL may, without prejudice to its other rights or remedies hereunder, forthwith terminate this Agreement by notice in writing to Penn T if:

         (a)      Penn T:

                  (i) fails to pay all undisputed sums due and owing under this Agreement in accordance with the Payment Terms and does not remedy such breach within twenty-eight
                           (28) days after written notice has been given to it by PPSL; or

                  (ii)     is in breach of clause 23.4 below.

20.4 PPSL shall forthwith notify Penn T in the event that:

         (a) there is in contemplated a Relevant Transaction (as that phrase is defined in the schedules to the SAA); or

         (b) there is a material adverse change in its financial condition such that it becomes likely that it will not be able to pay its debts as and when they fall due for payment or perform its obligations under this Agreement.

20.5 Any termination of this Agreement (whether under this clause or otherwise) shall not relieve any Party, PPHL or Celgene of the obligations under this Agreement which are expressed to continue after termination.

20.6 Upon termination of this Agreement, Penn T agrees to pay PPSL for the Services which have been performed by PPSL prior to termination of this Agreement.

20.7 If Penn T terminates this Agreement for cause under 20.2(a) or if PPSL terminates this Agreement for cause under clause 20.3 the Party in breach shall, subject to clause 15.10(a), pay to the other (pound)600,000 by way of liquidated damages which the Parties agree is a fair estimate of the actual damages which Party each will suffer.

20.8 Subject to clause 20.9 where this Agreement is terminated pursuant to clause 20.1 or 20.3 Penn T shall pay PPSL's reasonable costs arising from the cessation of the Services including without limitation staff redundancy costs and decommissioning the DCF, subject to PPSL taking steps to mitigate such costs fully, and Penn T shall indemnify PPSL against all and any costs, expenses (including reasonable legal fees), liabilities, damages and losses arising out of any claim, action or proceeding which arises or is alleged to arise or is made against PPSL or its Affiliates by virtue of the termination of this Agreement pursuant to clause 20.1 or 20.3.

20.9 On termination of this Agreement for whatever reason Penn T shall pay to PPSL such amount as is required for PPSL to maintain its product liability insurance post termination in accordance with clause 17.1.

20.10 The Parties believe that neither the exercise of Step-In rights by Penn T or any other use by Penn T of the services of any PPSL employee either before or after the termination of this Agreement shall amount to a relevant transfer for the purposes of the Employment Regulations (a "TRANSFER") and accordingly they agree that no employee of PPSL shall transfer from the employment of PPSL into the employment of Penn T by virtue of such Transfer.

20.11 Notwithstanding clause 20.10 and subject to clauses 15.11 and 20.8, if, as a result of any event mentioned in clause 20.10 and/or the application of the Employment Regulations, any past or present employee of PPSL is transferred or claims to have transferred to the employment of Penn T:

         (a) Penn T may within one month of the Transfer give notice to such person to terminate such employment; and,

         (b) in the event that Penn T exercises such entitlement PPSL shall indemnify Penn T against all claims and losses arising out of any such termination or the transfer of liabilities and duties or the alleged transfer of liabilities and duties in relation to such employee or in relation to any claim brought by such employee against Penn T which claim and/or liability has arisen by virtue of any act or omission of PPSL prior to the Transfer of such employee, provided that Penn T shall;

                  (i) prior to giving notice to terminate any such person's employment, notify PPSL of the person's transfer and its intention to dismiss; and

                  (ii) allow PPSL 30 days to re-engage such person (and shall not during any such period take any steps to terminate the employment of any such person); and

                  (iii) in circumstances where it is not possible for PPSL to re-engage such person within the prescribed 30 day period, Penn T shall use its reasonable endeavours to agree the method and procedure for termination with PPSL with a view to mitigating any liability of PPSL arising out of this clause.

20.12 Subject to clauses 15.11 and 20.8, if, as a result of any event mentioned in clause 20.10 and/or the application of the Employment Regulations, any past or present employee of PPSL is transferred or claims to have transferred to the employment of Penn T and Penn T does not terminate the employment of such employee within one month of becoming aware of such transfer and Penn T gives notice to PPSL that it wishes to retain the transferred employee, then:

         (a) The indemnity in clause 20.11 shall no longer apply to such employee;

         (b) PPSL shall indemnify Penn T against all liability for emoluments and outgoings in respect of the employment of such employee prior to the Transfer (including all wages, bonuses, commissions, PAYE, national insurance contributions and pension contributions) and against any claims and losses in connection with such employee(s) in respect of redundancy, unfair dismissal and any other claim whatsoever within the jurisdiction of an employment tribunal, wrongful dismissal, breach of contract, personal injury, industrial disease or any other claim whatsoever which has arisen by virtue of any act or omission of PPSL prior to the Transfer; and

         (c) Penn T shall indemnify PPSL against all liability for emoluments and outgoings in respect of the employment of such employee after the Transfer (including all wages, bonuses, commissions, PAYE, national insurance contributions and pension contributions) and against any claims and losses in connection with such employee(s) in respect of redundancy, unfair dismissal and any other claim whatsoever within the jurisdiction of an employment tribunal, wrongful dismissal, breach of contract, personal injury, industrial disease or any other claim whatsoever which has arisen by virtue of any act or omission of Penn T after the Transfer.

21       SUPPLY AFTER TERMINATION AND TERMINATION ASSISTANCE

21.1 If PPSL continues to supply any Service to Penn T after the termination of this Agreement this shall not be construed as a waiver of such termination or as a renewal of this Agreement.

21.2     Upon termination or expiration of this Agreement PPSL shall:

         (a) provide Penn T with such assistance as it may reasonably require to allow the Services to continue so far as possible without interruption and to facilitate the orderly transfer of the Services to Penn T or to its nominated sub-contractor;

         (b) deliver to such location as Penn T shall specify PPSL's inventory of Raw Materials, packaging, labelling, In-Process Materials and Finished Products that conform to the Specification and the Technical Documents;

         (c) Subject to the provisions of clause 10 provide for transfer of Know-How reasonably required for the provision of the
                  Services, which may, as appropriate include information, records and documents. To facilitate the transfer of Know-How from PPSL to Penn T, PPSL shall explain the procedures and operations in the Technical Documents, and other standards and procedures to Penn T's, or Penn T's contractor's, operations personnel; and

         (d) assist Penn T in obtaining any required licences in order for Penn T to perform the Services itself including if required, seconding the Qualified Person to work for Penn T in such reasonable location, for such reasonable duration and at such rates as the Parties shall agree.

21.3 The information which PPSL will provide to Penn T to further effect the obligations in clause 21.2(b) include:

         (a) copies of procedures and operations manuals, including the Technical Documents and the Specification;

         (b) subject to confidentiality obligations, copies of agreements with third party suppliers of goods and services provided such agreements are to be wholly transferred to Penn T;

         (c)      key  support   contact   details  for  third  party   supplier
                  personnel.

21.4 For the purposes of this clause 21 (except where specifically stated to the contrary), the costs of the assistance to be provided by PPSL shall be borne by Penn T where termination is pursuant to clause 20.1 or as applicable by the Party whose breach gave rise to the termination.

22       FORCE MAJEURE

22.1 If Penn T or PPSL (the "Affected Party") is prevented or delayed from performing any of its obligations under this Agreement (whether in whole or in part) by reason of a Force Majeure event it shall as promptly as practicable given the nature of the event notify the other Party (the "Unaffected Party") in writing of the circumstances constituting the Force Majeure event and shall keep the Unaffected Party regularly informed of the progress until resuming full performance of its obligations.

22.2 The Affected Party shall take all reasonable steps to minimise the adverse effects of the event of Force Majeure on the performance of its obligations under this Agreement and, in the case of PPSL, shall, to the extent feasible and practical, provide workarounds which in Penn T's reasonable opinion are satisfactory.

22.3 Subject to clause 22.4, the Affected Party shall not be treated as being in breach of this Agreement if and to the extent that its failure to perform this Agreement results from Force Majeure.

22.4 Clause 22.3 shall only apply where the Affected Party complies with its obligations under clause 22.1 or 22.2 above.

22.5 If the event of Force Majeure prevents the Affected Party from complying with this Agreement for a period of two months then the Unaffected Party may at the expiry of such two month period, provided the Affected Party is at such time still unable to comply, give notice in writing to the Affected Party terminating forthwith this Agreement. If PPSL is the Affected Party, it shall be under a continuing obligation to co-operate with Penn T in transferring the work to another supplier or otherwise ensuring that Penn T's business needs continue to be met despite the event of Force Majeure at Penn T's cost, to the extent applicable and only at the rates set forth for the Services in Schedule 2.

22.6 Where following an event of Force Majeure to which this clause applies the Affected Party is able to resume performance of its obligations it shall notify the Unaffected Party accordingly and as soon as practicable resume performance of the affected obligations.

23       ASSIGNMENT

23.1 This Agreement shall not be assignable by PPSL without the prior written consent of Penn T.

23.2 PPHL's guarantee shall not be assignable by PPSL without the prior written consent of Penn T.

23.3 This Agreement may be assigned to a third party by Penn T provided that:

         (a)      Penn T notifies PPSL of such assignment; and

         (b) such third party agrees to perform fully Penn T's obligations under this Agreement; and

         (c)      such third party is not a direct competitor of PPSL.

23.4 If Penn T assigns this Agreement to a third party, Celgene's Guarantee shall terminate provided that Penn T shall ensure that Penn T's assignee provides a replacement guarantor who will give a guarantee on substantially the same terms as Celgene's guarantee and provided that such replacement guarantor is of such financial standing that PPSL in its reasonable opinion considered adequate in order to be able to perform under the guarantee.

24       GUARANTEE

24.1 Celgene shall, and Penn T shall ensure that Celgene shall, on the Commencement Date, give a guarantee as set out in schedule 3 part 1 (Celgene's guarantee) and shall ensure that such guarantee is maintained in place in full force and effect in accordance with its terms.

24.2 PPHL shall, and PPSL shall ensure that PPHL shall, on the Commencement Date, give a guarantee as set out in schedule 3 part 2 (PPHL's guarantee) and shall ensure that such guarantee is maintained in place in full force and effect in accordance with its terms.

24.3 PPHL shall procure that any company which gains control (as that phrase is defined in the schedules to the SAA) of PPHL as a result to any management buy-out of PPHL shall replace PPHL in PPHL's guarantee and PPHL shall forthwith inform Penn T of such change of control.

25       NOTICES

25.1 Any notice to be served by either Party hereunder shall be sent by pre-recorded delivery or registered post or by facsimile transmission to the other at the address stated at the head of this Agreement or the facsimile numbers detailed below and shall be deemed to have been received by the other:

         (a) if sent by pre-paid recorded delivery or registered post, one week after posting; or

         (b) if sent by facsimile transmission, on the date sent provided that the correct answer back code is received and a confirmatory copy is sent by pre-paid recorded delivery or registered post on the date of transmission,

         PPSL fax number:    01495 713 613 (Attention:  Chief Executive Officer)

         PPHL fax number:    01495 713 613 (Attention:  Chief Executive Officer)

         Penn T fax number:  0207 071 9000 (Barlow   Lyde & Gilbert - Attention:
                             John Cadman)

         Celgene  fax number:  (732) 805 3931  (Attention:  President  and Chief
                                Operating Officer)

         with a copy to :    Proskauer Rose LLP, (Attention: Robert A. Cantone -
                             Fax No: 202 969 2900

25.2 A party may change the details recorded for it in this clause by notice to the other in accordance with this clause 11.

25.3 Notices sent by email are not valid for the purposes of this Deed but this clause shall not invalidate any other lawful mode of service.

26       WAIVER

         No waiver by either Party of any of the requirements hereof or of any of its rights hereunder shall release the other from full performance of its remaining obligations stated herein.

27       ENTIRE AGREEMENT

         This Agreement and the provisions of any Technical Documents, and any variation of this Agreement in writing signed by Penn T and PPSL, and any changes to this Agreement agreed through Change Control contain the entire understanding between PPSL, Penn T, Celgene and PPHL relating to the Services and supersedes all or any previous agreements between Penn T and PPSL.

28       VOID PROVISION

         Should any provision of this Agreement be void or voidable the existence or avoidance thereof shall not prejudice the enforceability of the remaining provisions hereof.

29       VARIATION

         No variation or modification of this Agreement shall be binding until agreed to in writing by PPSL and Penn T.

30       COSTS

         The Parties, PPHL and Celgene shall each bear its own costs and expenses incidental to the negotiation hereof and the preparation and carrying into effect of this Agreement.

31       THIRD PARTY RIGHTS

         A person who is not a party to this Agreement has no rights under the Agreements (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of the third party which exists or is available apart from that Act.

32       DISPUTE RESOLUTION PROCEDURE

32.1 In this clause 32, the word Party shall be interpreted as meaning any of PPSL, Penn T, PPHL or Celgene and the word Parties shall be interpreted as including PPSL, Penn T, PPHL and Celgene.

32.2 Except as mentioned in this clause 32 and except in relation to seeking an interim injunction or other urgent relief or except where commencement of court proceedings is required to prevent expiry of any limitation period, neither Party may commence court proceedings in respect of a dispute under this Agreement unless that Party has first complied with this clause 32.

32.3 All disputes between the Parties arising out of or relating to this Agreement shall, in the first instance, be referred to the Parties' respective contract managers for resolution.

32.4 If any dispute has not been resolved by the Parties' respective contract managers within a maximum of fourteen (14) days after it has been referred in accordance with clause 32.3, then the Parties shall each refer the matter to their respective divisional directors (or equivalent) for determination.

32.5 If any dispute has not been resolved by the Parties' divisional directors (or equivalent) within a maximum of fourteen (14) days after it has been referred in accordance with clause 32.4, then the Parties shall refer the matter to their respective Chief Executive Officers (or equivalent) ("CEOS") for resolution.

32.6 If any dispute has not been resolved by the Parties' respective CEOs within a maximum of twenty eight (28) days after it has been referred in accordance with clause 32.5, then, in the event that the Parties mutually agree to resolve the dispute by mediation the provisions of clause 32.7 shall apply.

32.7 Where the Parties agree that it may be beneficial, they will seek to resolve a dispute through mediation using the services of the Centre for Effective Dispute Resolution to facilitate the mediation process. If the dispute is not resolved through negotiation or mediation the Parties agree that the English courts will have non-exclusive jurisdiction in connection with the resolution of the dispute.

33       GOVERNING LAW AND JURISDICTION

33.1 This Agreement, regardless of where executed shall be governed and interpreted in accordance with English Law.

33.2 Each Party, PPHL and Celgene, submits to the exclusive jurisdiction of the Courts of England and Wales in relation to all claims, disputes, differences or other matters arising out of or in connection with this Agreement.

33.3 Each Party, PPHL and Celgene irrevocably waives any right that it may have:

         (a) to object on any ground to an action being brought in the Courts of England and Wales, to claim that the action brought in the Courts of England and Wales has been brought in an inconvenient forum, or to claim that the Courts of England and Wales do not have jurisdiction. The waiver contained in this clause 33.3 includes (without limitation) a waiver of all formal and substantive requirements of any otherwise competent jurisdiction in relation to this clause 33.3(a)

         (b) to oppose the enforcement of any judgment of any court of England and Wales whether on any ground referred to in clause 33.3(a) or otherwise.

EXECUTED AND DELIVERED by PPSL, Penn T, PPHL and Celgene as a deed on the date first stated above.

Executed and delivered as a deed by                     )
PENN PHARMACEUTICAL SERVICES LIMITED                    )   ....................
acting by

/s/ Craig Rennie
..........................................
(a director) and


/s/ David Henderson
..........................................

(a director/secretary)



Executed and delivered as a deed by                     )
PENN T LIMITED                                          )   ....................
acting by

/s/ Craig Rennie
..........................................
(a director) and


/s/ David Henderson
..........................................

(a director/secretary)




Executed and delivered as a deed by                     )
CELGENE CORPORATION                                     )   ....................
acting by

/s/ Robert J. Hugin
..........................................
(a director) and


/s/ Robert J. Hugin
..........................................

(a director/secretary)



Executed and delivered as a deed by                     )
PENN PHARMACEUTICALS HOLDINGS LIMITED                   )   ....................
acting by

/s/ Craig Rennie
..........................................
(a director) and


/s/ David Henderson
..........................................

(a director/secretary)